Item 77C - DWS Japan Equity Fund,
a series of DWS Investors
Funds, Inc.

Registrant incorporates by reference
the Registration Statement on Form N-14 for
DWS International Value Opportunities Fund, a series of DWS International
Fund, Inc., filed on April 29, 2009
(SEC Accession No. 0001193125-09-092263).
A Special Meeting of Shareholders (the "Meeting") of DWS Japan Equity Fund was held on July 30, 2009 at the offices of Deutsche Asset Management, 345 Park
Avenue, New York, New York 10154.
At the Meeting, the following matter was voted upon by the shareholders
(the resulting votes are presented below).
1.Approval of an Agreement and Plan of
Reorganization and the transactions it
contemplates, including the transfer of
all of the assets of DWS Japan Equity
Fund  ("Japan Equity Fund") to DWS
International Value Opportunities Fund
("International Value Fund"), in exchange for shares of International Value
Fund and the assumption by International
Value Fund of all the liabilities of
Japan Equity Fund, and the distribution
of such shares, on a tax-free basis for
federal income tax purposes, to the
shareholders of Japan Equity Fund in
complete liquidation and termination
of Japan Equity Fund.

Number of Votes:
For
Against
Abstain
2,543,020.437
633,663.503
152,044.400